Filed pursuant to Rule 433

Registration Statement No. 333-127961

June 18, 2008

Issuer	Atlas Pipeline Partners, L.P. (NYSE: APL)

Offering Size	5,000,000 Common Units Representing Limited Partner Interests (plus 30-day option to purchase an additional 750,000 common units)

Offering Price	$37.52 per unit

Underwriters

Wachovia Capital Markets, LLC

Citigroup Global Markets Inc.

Lehman Brothers Inc.

UBS Securities LLC

RBC Capital Markets Corporation

Banc of America Securities LLC

Credit Suisse Securities (USA) LLC

Friedman, Billings, Ramsey & Co., Inc.

J.P. Morgan Securities Inc.

SMH Capital Inc.

Stifel, Nicolaus & Company, Incorporated

Wells Fargo Securities, LLC

We have been informed that, prior to purchasing the units being offered pursuant to the prospectus supplement, on June 18, 2008, one of the underwriters purchased, on behalf of the syndicate, 8,400 common units at a purchase price of $37.50 per common unit in stabilizing transactions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897 or emailing a request to equity.syndicate@wachovia.com (Wachovia Capital Markets, LLC), 1-800-831-9146 (Citigroup Global Markets Inc.), 1-888-603-5847 (Lehman Brothers Inc.) or 1-888-827-7275, ext. 3884 (UBS Securities LLC).